Exhibit 10.56

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (this “Agreement”), is made and entered into this 14th day of September, 2011, by and between MEDCATH CORPORATION, a Delaware corporation (“MedCath”), and JAMES A. PARKER, an individual resident of the State of North Carolina (“Executive”).

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby agree, covenant and stipulate as follows:

1. Termination of Employment Agreement. Executive has served as an officer of MedCath pursuant to the terms and provisions of an Employment Agreement between MedCath and Executive dated as of February 18, 2001, as amended (the “Employment Agreement”). Effective as of the date of this Agreement, the Employment Agreement is hereby terminated. Notwithstanding the termination of the Employment Agreement, Executive shall continue serving the Company as an at will employee until his employment is terminated by the Company or he resigns.

2. Liquidation of Company’s Severance Obligations. In consideration of Executive’s entering into this Agreement and the Executive’s release of MedCath as provided herein, MedCath agrees to (i) pay to Executive a lump sum payment of $901,254 on December 16, 2011 and (ii) complete, on or before September 15, 2012, all action necessary or appropriate (including making a lump sum payment to Executive or pre-pay premiums to the extent necessary) to provide Executive and his dependents fully paid major medical insurance coverage for the two year period following Executive’s separation from service. From and after the date of this Agreement, Executive shall not be entitled to any cash severance payments or any other severance benefits under the Employment Agreement upon or following the termination of Executive’s employment with MedCath for any reason.

3. Survival of Certain Provisions. The provisions of the Employment Agreement related to non-competition, non-solicitation and non-disclosure of the Company’s confidential information and the enforcement of those provisions shall survive the termination of the Employment Agreement. The provisions of the Employment Agreement related to compensation and miscellaneous benefits (including vacation and reimbursement of business expenses) shall continue to apply to the Executive as an at will employee until his employment is terminated by the Company or he resigns.

4. Release. Executive, for himself, his heirs, executors, administrators, and assigns, hereby covenants and agrees that he irrevocably and unconditionally releases, acquits and forever discharges MedCath, its predecessors, successors, parent companies, affiliates, subsidiaries, and assigns, and their respective officers, directors, as well as each of MedCath’s employees and agents (MedCath and MedCath’s officers, directors, employees, subsidiaries, successors, parent companies, affiliates, assigns, and agents being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of the termination of the Employment Agreement.

5. Tax Withholding and Reporting. MedCath shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

6. Governing Law and Venue. The interpretation and enforcement of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to any principles of conflicts of laws. Executive, for himself and his successors and assigns, hereby expressly and irrevocably (a) consents to the exclusive jurisdiction of the state or federal courts located in Charlotte, North Carolina for any action arising out of or related to this Agreement, and (b) waives any and all objection to any such action based on venue or forum non conveniens.

7. Notices. Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or when deposited in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein):

If to MedCath, to:

MedCath Corporation 10720 Sikes Place, Suite 300 Charlotte, North Carolina 28277 Attn: Board of Directors

with a copy to:

Hal A. Levinson, Esq. Moore & Van Allen, PLLC 100 N. Tryon Street, Floor 47 Charlotte, North Carolina 28208-4003

If to Executive, to the most recent address on MedCath’s employment records for Executive.

8. Whole Agreement, Amendment and Severability. This document contains the whole and entire understanding and agreement between the parties hereto, superseding any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties, including without limitation the Employment Agreement except as otherwise stated herein. There are no other understandings, promises, covenants or agreements between the parties regarding the subject matter of this Agreement, except as specifically set forth herein. This Agreement may not be amended, modified or altered in any fashion except in writing executed by the parties hereto with the same formality as with which this Agreement is executed. Executive understands and agrees that each clause of this Agreement is a separate and independent clause, and that, if any clause should be found unenforceable, such clause should be and is hereby severed from this Agreement and will not affect the enforceability of any of the other clauses herein. Nothing in this Agreement shall be construed to modify, replace or terminate the Indemnification Agreement entered into between MedCath and the Executive dated January 25, 2011.

9. Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or legal representatives. MedCath shall retain the right to assign this Agreement.

IN WITNESS WHEREOF, MedCath has caused this Agreement to be executed by a duly authorized officer, and Executive has hereunto set his hand and seal, all as of the day and year first above written.

/s/ James A. Parker		[SEAL]
James A. Parker

MEDCATH CORPORATION

By:	/s/ Joan McCanless
Name:	Joan McCanless
Title:	Sr. Vice President